Exhibit (a)(1)(ii)

Offer by

NEXPOINT CAPITAL, INC.

(the “Company”)

To Purchase

Up to 1% of Its Outstanding Common Stock

THE COMPANY’S OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 22, 2026 UNLESS THE OFFER IS EXTENDED.

The Company’s Offer (as defined herein) is not conditioned on any minimum number of shares being tendered but is subject to certain other conditions as outlined in this Offer and in the related letter of transmittal.

If the Company’s Offer is completed, the Company will purchase common stock (“Shares”) in cash at an amount per Share of not less than the net asset value per Share (the “NAV Per Share”) of the Company’s common stock (as determined in good faith by NexPoint Advisors, L.P., the investment adviser for the Company (the “Investment Adviser” or “NexPoint Advisors”), in its sole discretion in accordance with the valuation policies and procedures established by the Investment Adviser and approved by the Company’s Board of Directors (the “Directors” or the “Board”)) next calculated following the Expiration Date (as defined herein) (the date of repurchase) plus any unpaid dividends accrued through September 22, 2026, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer to Purchase, dated August 21, 2026 (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended from time to time, constitutes the Company’s “Offer”), if properly tendered and not withdrawn prior to the Expiration Date (as defined herein).

Neither the Company, nor the Board nor NexPoint Advisors, makes any recommendation as to whether to tender or not to tender Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer and in the Letter of Transmittal, and, if given or made, such information or representations may not be relied upon as having been authorized by the Board or the officers of the Company or the Investment Adviser. The Investment Adviser may participate in the Offer, but the Company has been advised that no Director or executive officer of the Company intends to tender any Shares pursuant to the Offer. You may direct questions and requests for assistance to LODAS Transfer, LLC, the tender agent for the Offer (the “Tender Agent”), at its address and telephone number set forth on the back cover of this Offer. Shareholders may obtain additional copies of this Offer, the Letter of Transmittal, the notice of guaranteed delivery, the notice of withdrawal or any other tender materials from the Tender Agent and may also contact their brokers, dealers, banks, trust companies or other nominee (“Nominee Holder”) for copies of these documents. If you do not wish to tender your Shares, you need not take any action.

IMPORTANT PROCEDURES

For purposes of this Offer, the Company is not requiring that you tender at least 25% of your existing Share holdings if you wish to participate in the Offer. If you choose to tender only a portion of your Shares, you must maintain a minimum balance of $2,500 worth of shares of common stock following the tender of shares for repurchase.

If you want to tender all or a portion of your Shares of the Company, you must do one of the following before the Company’s Offer expires:

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the Nominee Holder and have the Nominee Holder tender your Shares for you; or

•

Send a completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered, and any other documents required by the Letter of Transmittal, to the Tender Agent pursuant to the procedures set forth in Section 3 of this Offer to Purchase prior to the Expiration Date of the Company’s Offer.

To tender your Shares of the Company, you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer. The Company may reject any tender not fully in compliance with these procedures.

If the amount of repurchase requests exceeds the number of shares the Company seeks to repurchase, the Company will repurchase shares on a pro-rata basis. As a result, it may repurchase less than the full amount of Shares that you request to have repurchased. If the Company does not repurchase the full amount of your Shares that you have requested to be repurchased, or determines not to make repurchases of Shares, you may not be able to dispose of your Shares.

THIS OFFER TO PURCHASE AND THE COMPANY’S RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

August 21, 2026

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SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 1% or 83,436.296 of the Shares of the Company

PRICE OFFERED PER SHARE:	The Company will purchase Shares in cash at an amount per Share of not less than the NAV Per Share of the Company’s common stock (as determined in good faith by the Investment Adviser in its sole discretion in accordance with the valuation policies and procedures established by the Investment Adviser and approved by the Board) next calculated following the Expiration Date (the date of repurchase) plus any unpaid dividends accrued through September 22, 2026, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in this Offer.

SCHEDULED EXPIRATION DATE:	September 22, 2026

PURCHASER:	NexPoint Capital, Inc. This is an issuer tender offer.

The following are some of the questions that you, as a Shareholder (as defined herein), may have and answers to those questions. You should carefully read this Offer to Purchase (the “Offer to Purchase”) and the Company’s related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended from time to time, constitutes the Company’s “Offer”) in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

WHO IS OFFERING TO BUY MY SHARES?

This is an issuer tender offer. The Company is offering to purchase Shares it previously issued. The Company is a Delaware corporation.

HOW MUCH IS THE COMPANY OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

The Company is offering to purchase up to 1% or 83,436.296 of its outstanding Shares, at an amount per Share of not less than the NAV Per Share of the Company’s common stock (as determined in good faith by the Investment Adviser in its sole discretion) next calculated following the Expiration Date (the date of repurchase) plus any unpaid dividends accrued through September 22, 2026, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest. As of July 31, 2026, the NAV Per Share was $4.67.

When considering whether to tender Shares, you should be aware that the payment received pursuant to the Offer may be less than the amount a Shareholder would receive if the Company were to complete a liquidity event. A liquidity event could include: (i) a listing of the Company’s shares on a national securities exchange; (ii) a merger or another transaction approved by the Board in which Shareholders would receive cash or shares of a listed company; or (iii) a sale of all or substantially all of the

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Company’s assets either on a complete portfolio basis or individually followed by a liquidation. While the Company intends to seek to complete a liquidity event within five years following the completion of its offering stage, there can be no assurance that a suitable transaction will be available or that market conditions for a liquidity event will be favorable during that timeframe. As such, there can be no assurance that the Company will complete a liquidity event on acceptable terms or at all.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you tender your Shares in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

WHEN WILL THE TENDER OFFER EXPIRE AND MAY THE OFFER BE EXTENDED?

The Company’s Offer will expire at 4:00 p.m., New York City time, on September 22, 2026, unless extended. The offer period may be extended by the Company issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired.

If you hold your Shares directly, you have until the expiration of the Offer to tender your Shares in the Offer. If your Shares are registered in the name of your broker or other Nominee Holder, you may need to tender your Shares in an Offer before 4:00 p.m., New York City time, on September 22, 2026, in order to allow such Nominee Holder time to tender your Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Shares and provide to such Nominee Holder any other required materials.

IS THERE A LIMIT ON THE NUMBER OF SHARES I MAY TENDER?

The Company is offering to purchase up to 1% or 83,436.296 of its outstanding Shares. For purposes of this Offer, the Company is not requiring that you tender at least 25% of your existing Share holdings if you wish to participate in the Offer. If you choose to tender only a portion of your Shares, you must maintain a minimum balance of $2,500 worth of Shares of common stock following a tender of Shares for repurchase.

If the amount of repurchase requests exceeds the number of Shares the Company seeks to repurchase, Shares will be repurchased on a pro-rata basis. As a result, the Company may repurchase less than the full amount of Shares that you request to have repurchased. If the Company does not repurchase the full amount of your Shares that you have requested to be repurchased, or determines not to make repurchases of Shares, you may not be able to dispose of your Shares.

DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. If the Company purchased 83,436.296 Shares at the NAV Per Share price of $4.67, as of July 31, 2026, the Company’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $389,647.50. The Company will use the proceeds received from the sale of shares of its common stock under the Company’s distribution reinvestment plan to pay for Shares tendered. At the sole discretion of the Board, the Company may also use cash on hand, cash available from borrowings and cash from liquidation of investments as of the end of the applicable period to repurchase shares. There are no financing conditions to the Offer. See Section 8 of this Offer to Purchase.

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HOW DO I TENDER MY SHARES IN THE OFFER?

To tender Shares in the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered, and any other documents required by the Letter of Transmittal, must be physically received by the Tender Agent not later than the Expiration Date (as defined below). If your Shares are held in street name by your broker or other Nominee Holder, such Nominee Holder can tender your Shares through the Tender Agent. See Section 3 of this Offer to Purchase, which describes procedures for tendering your Shares.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

If accepted for payment, the Company will pay for all validly tendered and not withdrawn Shares promptly after 4:00 p.m. New York City time on September 22, 2026, or such later date to which the Offer is extended (the “Expiration Date”). The Company will pay for your validly tendered and not withdrawn Shares in United States dollars by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of the Letter of Transmittal and any other required documents as described in Section 3 of this Offer to Purchase.

HOW DO I WITHDRAW TENDERED SHARES IN AN OFFER?

You can withdraw tendered Shares at any time until the Expiration Date and, if the Company has not agreed to accept your Shares for payment, such tenders may be withdrawn any time prior to 40 business days following the Expiration Date. See Section 4 of this Offer to Purchase.

To withdraw tendered Shares, you must deliver a written notice of withdrawal (a form of which has been provided to you), with the required information to the Depositary, while you have the right to withdraw the tendered Shares. If your Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Shares. You may need to allow such Nominee Holder additional time to withdraw your tendered Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Shares.

Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of an Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date. See Section 4 of this Offer to Purchase.

WHAT ARE THE TAX CONSEQUENCES OF TENDERING SHARES?

Generally, the receipt of cash in connection with tendering Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Shares for cash generally will be treated either as (1) a sale or exchange of the Shares, or (2) a distribution with respect to the Shares that is potentially taxable as a dividend. See Section 6 of this Offer to Purchase.

WHAT IS THE PURPOSE OF THE OFFER?

Because the Company is a closed-end investment company that is not listed on a national securities exchange, Shareholders have a very limited, if any, ability to sell Shares at face value. Other than in the event of the liquidation of the Company, the Company has no legal obligation to redeem Shares at their face value. The Company has chosen to conduct the Offer to provide a liquidity opportunity to Shareholders.

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Following NexPoint Advisors’ recommendation regarding the Offer, the Board considered the information provided to the Board and NexPoint Advisors’ analysis and approved the Offer on June 5, 2026.

Please bear in mind that neither the Company, nor the Board, nor the Investment Adviser has made any recommendations as to whether you should tender your Shares. Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

ARE THERE ANY CONDITIONS TO THE OFFER?

The Offer is subject to certain conditions as described in Section 13 of this Offer to Purchase.

IF I DECIDE NOT TO TENDER MY SHARES IN THE OFFER, HOW WILL THE OFFER AFFECT MY SHARES?

If you decide not to tender your Shares, you will still own the same number of Shares, and the terms of the Shares will remain the same. The Shares are not listed on any securities exchange and there is no well-established secondary market for the Shares. While the Company intends to conduct quarterly tender offers, it is not required to do so and may suspend or terminate the share repurchase program at any time. If you do not tender your Shares, the Company cannot assure you that you will be able to sell your Shares in the future; you may be forced to hold the Shares indefinitely or you may have to sell your Shares at a significant discount to their current NAV Per Share price of $4.67 per share. See Section 8 of this Offer to Purchase.

The Company intends to seek to complete a liquidity event for its stockholders within five years following the completion of the offering stage. However, the offering period may extend for an indefinite period. Additionally, there can be no assurance that a suitable transaction will be available or that market conditions for a liquidity event will be favorable during that timeframe. As such, there can be no assurance that the Company will complete a liquidity event on acceptable terms or at all.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If the Company decides to extend its Offer, the Company will inform the Tender Agent of that fact and will make an announcement of the extension not later than 9:00 a.m. on the next business day after the day on which the Offer was scheduled to expire. See Section 2 of this Offer to Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

If you own Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. You can also contact LODAS Transfer, LLC, the Tender Agent, at 1-844-485-9167, Monday through Friday, 9 a.m. to 6 p.m., New York City time.

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INTRODUCTION

NexPoint Capital, Inc., a Delaware corporation (the “Company”) registered under the Securities Act of 1933, as amended (the “Securities Act”), as a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), hereby offers to purchase up to 1% of the Company’s outstanding common stock, $0.001 par value (the “Shares”) as follows, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Company’s related Letter of Transmittal (which together, constitutes the Company’s “Offer”).

The price to be paid for the Shares in cash will be an amount per Share of not less than the NAV Per Share of the Company’s common stock (as determined in good faith by NexPoint Advisors, L.P., the investment adviser for the Company (the “Investment Adviser” or “NexPoint Advisors”), in its sole discretion in accordance with the valuation policies and procedures established by the Investment Adviser and approved by the Company’s Board of Directors (the “Directors” or the “Board”)) next calculated following the Expiration Date (the date of repurchase) plus any unpaid dividends accrued through the Expiration Date, less any applicable withholding taxes and without interest (the “Per Share Amount”). The Offer is subject to the terms and conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

The Company’s Offer is open to all holders of Shares of the Company (“Shareholders”) and is not conditioned upon there being a minimum number of Shares validly tendered and not withdrawn prior to the expiration of the Company’s Offer, but is subject to other conditions as outlined in this Offer to Purchase. See Section 13 “Conditions to the Offer” of this Offer to Purchase.

Neither the Company, its Board nor the Investment Adviser makes any recommendation as to whether you should tender or not tender Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal, and if given or made, such information or representations should not be relied upon as having been authorized by the Company, its Board or the Investment Adviser. The Investment Adviser may participate in the Offer, but we have been advised that no Director or executive officer of the Company intends to tender any Shares pursuant to the Offer.

You will not be obligated to pay brokerage fees or commissions in order to tender your Shares. However, if you own Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. The Company will pay all charges and expenses of LODAS Transfer, LLC, the tender agent (the “Tender Agent”), whereby the Tender Agent will fulfill the role of information agent and depositary (in such capacity, the “Depositary”), incurred in connection with the Company’s Offer. See Section 14 “Fees and Expenses.” The receipt of cash for Shares purchased by the Company pursuant to the Offer generally will be a taxable transaction for federal income tax purposes, and you will be responsible for any tax liabilities you incur as a result of participating in the Offer. In addition, if you fail to complete, sign and return to the Tender Agent a Form W-9 (or a substitute form) (or in the case of certain non-U.S. Shareholders, an appropriate IRS Form W-8 or substitute form), you may be subject to backup withholding on the gross proceeds payable to you pursuant to the Offer. Additionally, certain non-U.S. Shareholders may be subject to U.S. federal income tax withholding on gross proceeds payable to them pursuant to the Offer. See Section 6 “Certain Material U.S. Federal Income Tax Consequences.”

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THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Shares, you need not take any action.

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THE OFFER

1.	TERMS OF THE OFFER; EXPIRATION DATE

Upon the terms and subject to the conditions set forth in this Offer, the Company will accept for payment and pay for up to 1% of its outstanding Shares, validly tendered prior to 4:00 p.m. New York City time, on September 22, 2026, or such later date to which the Offer is extended (the “Expiration Date”), and not withdrawn as permitted by Section 4 of this Offer to Purchase. The Company reserves the right to extend the Offer to a later Expiration Date. The offer period may be extended by the Company issuing a press release or making some other public announcement no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have expired.

If the Company makes a material change in the terms of the Offer or the information concerning the Offer (not including the price at which Shares may be tendered), or if it waives a material condition of the Offer, the Company will send revised materials reflecting such changes and will extend the offer period by a minimum of an additional five business days. If the price at which Shares may be tendered is changed, the Company will extend the offer period by a minimum of an additional ten business days. In all cases, the Company will extend the Offer to the extent required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering shareholder to withdraw his, her or its shares.

The price to be paid for the Shares is an amount per share, net to the seller in cash, will be an amount per Share of not less than the NAV Per Share of the Company’s common stock (as determined in good faith by the Investment Adviser in its sole discretion in accordance with the valuation policies and procedures established by the Investment Adviser and approved by the Board) next calculated following the Expiration Date (the date of repurchase) plus any unpaid dividends accrued through the Expiration Date, less any applicable withholding taxes and without interest. See Section 7 of this Offer to Purchase. Under no circumstances will interest be paid on the offer price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

When considering whether to tender Shares, you should be aware that the payment received pursuant to the Offer may be less than the amount a Shareholder would receive if the Company were to complete a liquidity event. A liquidity event could include: (i) a listing of the Company’s shares on a national securities exchange; (ii) a merger or another transaction approved by the Board in which Shareholders would receive cash or shares of a listed company; or (iii) a sale of all or substantially all of the Company’s assets either on a complete portfolio basis or individually followed by a liquidation. While the Company intends to seek to complete a liquidity event within five years following the completion of its offering stage, there can be no assurance that a suitable transaction will be available or that market conditions for a liquidity event will be favorable during that timeframe. As such, there can be no assurance that the Company will complete a liquidity event on acceptable terms or at all.

The Company’s Offer is being made to all of the Company’s Shareholders. The Offer is subject to certain conditions as described in Section 13.

Subject to the terms and conditions of the Offer, the Company will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. The amount of any stock or share transfer taxes imposed in respect of Shares tendered in connection with the Offer, including, without limitation, such taxes imposed for a reason other than the sale or transfer of Shares to the Company pursuant to the Offer, whether such taxes are imposed on the registered holder(s), any other person to whom shares are to be returned or the purchase price is to be paid, or otherwise, including any

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such taxes due in respect of (a) shares tendered but not purchased, including such shares that are to be returned in the name of a person other than the registered holder(s), or (b) shares the purchase price for which is paid to a person other than the registered holder(s), will be for the Shareholder’s account and will not be borne by the Company. Shareholders should consult their own tax advisors concerning the tax consequences of participating in the Offer in light of their particular situations.

As of July 31, 2026 there were 8,343,629.635 Shares outstanding. As of the date of the Offer, the Directors and officers of the Company did not beneficially own any Shares.

2.	EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT

The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Company also reserves the right, at any time and from time to time up to and including the Expiration Date, to amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Company makes a material change in the terms of the Offer or the information concerning the Offer (not including the price at which Shares may be tendered), or if it waives a material condition of the Offer, the Company will send revised materials reflecting such changes and will extend the offer period by a minimum of an additional five business days. If the price at which Shares may be tendered is changed, the Company will extend the offer period by a minimum of an additional ten business days. In all cases, the Company will extend the Offer to the extent required by rules promulgated under the Exchange Act. These rules require that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, its Offer will be extended at least until the expiration of such period of ten business days.

3.	PROCEDURES FOR TENDERING SHARES

For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by the Tender Agent at the address set forth on the back cover of this Offer before 4:00 p.m., New York City time, on the Expiration Date. These materials may be sent via mail, courier or personal delivery. If your Shares are held by a broker or other nominee, approval is required from the Nominee Holder. The Letter of Transmittal must be signed by such Nominee Holder.

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THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Shareholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

Shareholders whose Shares are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Shares. Such Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Shares, and deliver any required materials, before 4:00 p.m., New York City time, on the Expiration Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Shares and to deliver any required materials to them in order to tender your Shares.

U.S. Federal Tax Withholding. Under U.S. federal income tax law, the gross proceeds otherwise payable to an individual or certain non-corporate Shareholders pursuant to the Offer may be subject to backup withholding unless the Shareholder provides the information described in Section 6 of this Offer to Purchase. In addition, under certain circumstances, a withholding rate of 30% (or a lower applicable treaty rate) may be applied to the gross payments payable to a Non-U.S. Shareholder, as described in Section 6 of this Offer to Purchase.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Company will determine, in its sole discretion, all questions as to the number of Shares to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares. The Company’s determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which it determines may be unlawful. The Company also reserves the absolute right to waive any of the conditions of its Offer and any defect or irregularity in the tender of any particular Shares or any particular Shareholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering Shareholder or waived by the Company. Neither the Company, the Tender Agent, or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. The Company’s interpretation of the terms of and conditions to its Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering Shares to the Company, you agree to accept all decisions the Company makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of Shares of the Company under the procedures described above will constitute your acceptance of the terms and conditions of the Company’s Offer, as well as your representation and warranty to the Company that you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal or otherwise.

The Company’s acceptance for payment of Shares tendered under the Offer will constitute a binding agreement between you and the Company with respect to such Shares, upon the terms and conditions of the Offer described in this and related documents.

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By tendering Shares as described above, subject to, and effective upon, acceptance for payment of the Shares tendered in accordance with the terms and subject to the conditions of the Company’s Offer, in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer, the tendering Shareholder shall be deemed to sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to all the Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Company, upon receipt by the Depositary, as the agent of the tendering Shareholder, of the purchase price; (b) present such Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Company; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Shareholder with respect to such Shares (and any such other dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder (and, if given, will not be effective).

By tendering Shares as described above, and in accordance with the terms and conditions of the Company’s Offer, the tendering Shareholder also shall be deemed to represent and warrant that: (a) the tendering Shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Company accepts the Shares for purchase, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Shareholder will execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any such other dividends, distributions, other shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering Shareholder has read the Offer Documents and agreed to all of the terms of the Company’s Offer.

4.	WITHDRAWAL RIGHTS

Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and unless already accepted for payment pursuant to the Offer, such tenders may be withdrawn any time prior to 40 business days following the Expiration Date. If your Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Shares. After the Expiration Date, Shares may not be withdrawn except as otherwise provided in this section.

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For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. Withdrawals may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company in its sole discretion, which determination will be final and binding. Neither of the Company, the Tender Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.	ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment, and will pay cash for, Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4 of this Offer to Purchase, promptly after the Expiration Date of the Offer. The Company expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part with any applicable law.

For purposes of the Offer, the Company will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when it gives or causes to be given oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted pursuant to the Company’s Offer will be made by deposit of the aggregate purchase price therefore with the Depositary, which will act as agent for the tendering Shareholders for purpose of receiving payments from the Company and transmitting such payments to the tendering Shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3 of this Offer to Purchase. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. Although the Company does not currently intend to do so, if the Company increases the consideration to be paid for Shares pursuant to its Offer, the Company will pay such increased consideration for all Shares purchased pursuant to its Offer.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not accepted because of an invalid tender, such unpurchased or untendered Shares will be returned via credit to an account maintained at the Depositary, without expense to you, or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

The purchase price of the Shares will be an amount per Share of not less than the NAV Per Share of the Company’s common stock (as determined in good faith by the Investment Adviser in its sole discretion in accordance with the valuation policies and procedures established by the Investment Adviser and approved by the Board) next calculated following the Expiration Date (the date of repurchase) plus any unpaid dividends accrued through the Expiration Date, less any applicable withholding taxes and without interest. If you own Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

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6.	CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer is for general information purposes only. Unless otherwise noted, this discussion deals only with shares held as capital assets and does not deal with special situations or particular types of Shareholders subject to special treatment under U.S. federal income tax laws (including financial institutions or dealers in securities or commodities, regulated investment companies, traders in securities that elect to mark their holdings to market, insurance companies, Shareholders subject to the federal alternative minimum tax, or Shareholders whose functional currency is not the U.S. dollar). This discussion is not tax advice and does not address all aspects of taxation (including other federal (non-income) taxes, state, local, or foreign taxes, estate taxes, or the Medicare tax on unearned income) that may be relevant to particular Shareholders in light of their own investment or tax circumstances.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used herein, a “U.S. Shareholder” means a Shareholder that is (i) a citizen or resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), partnership or other entity created or organized in or under the laws of the U.S., any State or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Shareholder” is a Shareholder that is not a U.S. Shareholder.

A sale of Shares of the Company for cash in the Offer generally will be a taxable transaction for U.S. federal income tax purposes. Depending on a Shareholder’s particular circumstances, the sale of Shares pursuant to the Offer generally will be treated either (i) as a “sale or exchange” producing gain or loss or (ii) as the receipt of a distribution from the Company that is potentially taxable to the Shareholder as a dividend. For the avoidance of doubt, any taxes imposed on or in respect of a Shareholder in connection with its sale of Shares pursuant to the Company’s Offer, including any applicable share transfer taxes, as discussed in Section 1 above, and any applicable withholding taxes, as discussed below, will be for the Shareholder’s account and will not be borne by the Company.

Under Section 302(b) of the Code, a sale of Shares of the Company pursuant to the Offer generally will be treated as a sale or exchange of those Shares if the receipt of cash by the Shareholder: (a) results in a complete termination of the Shareholder’s interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to the Shareholder, or (c) is “not essentially equivalent to a dividend” with respect to the Shareholder. Generally, for this purpose a “substantially disproportionate” redemption is one that reduces the Shareholder’s percentage voting interest in the Company by more than

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20% and after which the Shareholder owns a less-than-50% voting interest in the Company. Also, generally, for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a Shareholder’s percentage interest in the Company. Whether a reduction is “meaningful” depends on a Shareholder’s particular facts and circumstances; in general, the smaller a Shareholder’s percentage interest in the Company, the more likely that any such reduction therein will be treated as “meaningful.”

In determining whether any of these tests has been met, Shares of the Company actually owned, as well as Shares of the Company considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Further, contemporaneous dispositions or acquisitions of the Company’s Shares by a Shareholder or a related party may be deemed to be part of a single integrated transaction for purposes of determining whether any of the three tests have been satisfied. Shareholders participating in the Offer should consult with their tax advisers regarding the applicability of one or more of these tests to their particular situations.

If any of these three tests for sale or exchange treatment under Section 302(b) is met, a Shareholder will recognize gain or loss equal to the difference between (i) the price paid by the Company for the Shares purchased in the Offer, minus any amounts treated as a dividend, as explained below, and (ii) the Shareholder’s adjusted basis in such Shares. If the Shareholder holds such Shares as a capital asset, the gain or loss will be capital gain or loss, which generally will be long-term capital gain or loss if the Shareholder has owned such Shares (or is deemed to have owned such Shares) for more than one year, and otherwise as short-term capital gain or loss. The Company intends to take the position that shareholders tending Shares will qualify for sale or exchange treatment for federal income tax purposes.

Under the “wash sale” rules under the Code, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the shareholder acquires other shares of the Company or substantially identical stock or securities within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a tendering shareholder on the sale of a Share held by the shareholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the shareholder with respect to such Share. The deductibility of capital losses is subject to certain limitations.

To the extent that a Shareholder receives, as part of its gross proceeds on the tender of its Shares of the Company, accumulated and unpaid dividends, the portion of the gross proceeds representing such dividend amounts generally will be treated as either ordinary income dividends, or capital gain dividends in the hands of the Shareholder, as reported by the Company, to the extent such dividends have been previously declared by the Company. The tax treatment of each such type of dividend for Shareholders is explained in the next paragraph.

If, in the case of a Shareholder’s sale of Shares pursuant to the Company’s Offer, the requirements of Section 302(b) of the Code for sale or exchange treatment are not met, amounts received by a Shareholder in exchange for its Shares pursuant to the Offer will be taxable to the Shareholder as a dividend to the extent of such Shareholder’s allocable share of the Company’s current and/or accumulated earnings and profits. In this case, a Shareholder will not be permitted to recognize any loss in connection with its sale of its Shares pursuant to the Offer. Any such dividend will constitute either an ordinary income dividend or capital gain dividend. An ordinary income dividend is generally taxable at ordinary income tax rates, and a dividend properly reported as a capital gain dividend is generally taxable at long-term capital gain rates. No portion of any amount a Shareholder receives from the Company in connection with its Offer

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that is treated as an ordinary income dividend is expected to qualify for the corporate dividends-received deduction (for corporate Shareholders) or as “qualified dividend income” (for certain non-corporate Shareholders). To the extent that amounts received in connection with the Company’s Offer exceed a Shareholder’s allocable share of the Company’s current and accumulated earnings and profits for a taxable year, those excess amounts will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Shareholder’s Shares, and any amounts in excess of the Shareholder’s adjusted basis in its Shares will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Company (after reduction by the non-taxable return of capital amount) will be transferred to any remaining Shares of the Company held by such Shareholder following the Company’s Offer. In addition, in the case of a corporate Shareholder, if the requirements of Section 302(b) of the Code are not met and the Shareholder is treated as receiving a dividend from the Company, in certain cases the dividend could constitute an “extraordinary dividend” under Section 1059 of the Code, potentially resulting in special basis adjustments for any remaining Shares of the Company held by such Shareholder following the Company’s Offer and the recognition of gain. Corporate Shareholders should consult their tax advisers for the possible applicability of this special rule to them.

In addition, the Code generally imposes a 3.8% Medicare contribution tax on the net investment income of certain individuals, estates and trusts to the extent their income exceeds certain threshold amounts. For these purposes, “net investment income” generally includes, among other things, (i) distributions paid by the Company of net investment income and capital gains, and (ii) any net gain from the sale, exchange or other taxable disposition of Shares.

In the event that a tendering Shareholder is deemed to receive a dividend as a result of tendering its Shares of the Company, it is possible that Shareholders of the Company whose percentage ownership of the Company increases as a result of the tender will be deemed to receive a constructive distribution from the Company, whether or not such Shareholders tender Shares in connection with the Company’s Offer. Such constructive distribution will be treated as a dividend to the extent of a Company’s current or accumulated earnings and profits.

The Company’s purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Company’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, shareholders who remain shareholders following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Backup Federal Income Tax Withholding. Backup withholding may be imposed on the gross proceeds paid to a tendering U.S. Shareholder unless the U.S. Shareholder provides to the applicable withholding agent, generally on an IRS Form W-9 or substitute form, its taxpayer identification number (employer identification number or social security number), certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. In order for a Non-U.S. Shareholder to qualify as an exempt recipient not subject to backup withholding, such Non-U.S. Shareholder must certify as to their non-U.S. status to the applicable withholding agent, generally on an IRS Form W-8 or substitute form. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service. Tendering Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder, about the requirements relating to backup withholding.

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Withholding for Non-U.S. Shareholders. In certain circumstances, a U.S. federal income tax equal to 30% (or a lower applicable treaty rate) may be withheld from the gross payments payable to a Non-U.S. Shareholder or his or her agent. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Shareholder generally must deliver to the applicable withholding agent before the payment a properly completed and executed IRS Form W-8BEN, W-8BEN-E or substitute form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Shareholder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI or substitute form. If this withholding tax is applied, but no or fewer income taxes are due (e.g., because the gross proceeds constitute “sale or exchange” proceeds under Section 302(b), as described above) a Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. Special rules would apply if the Company were a qualified investment entity (“QIE”) because it is either a “U.S. real property holding corporation” (“USRPHC”) or would be a USRPHC but for the operation of certain exceptions. If an interest in the Company were a USRPI, the Company could be required to withhold U.S. tax on the proceeds paid to a tendering Non-U.S. Shareholder or the Non-U.S. Shareholder could otherwise be required to pay tax on the sale, and the Non-U.S. Shareholder could be required to file a U.S. tax return in connection with the sale. Non-U.S. Shareholders of the Company also may be subject to “wash sale” rules to prevent the avoidance of tax-filing and -payment obligations through the sale and repurchase of Shares.

Non-U.S. Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder, regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

FATCA Withholding. Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally require the Company to obtain information sufficient to identify the status of each of its Shareholders under FATCA or under an applicable intergovernmental agreement (an “IGA”) between the United States and a foreign government. If a Shareholder fails to provide the requested information or otherwise fails to comply with FATCA or an IGA, the Company may be required to withhold under FATCA with respect to that Shareholder (i) at a rate of 30% on ordinary dividends it pays, and (ii) on or after January 1, 2019, 30% of certain capital gain dividends it pays, and on the gross proceeds of share redemptions or exchanges. If a payment by the Company is subject to FATCA withholding, the Company is required to withhold without reference to any other withholding exemption.

Other Shareholder Reporting Obligations. Under Treasury regulations directed at tax shelter activity, if a Shareholder recognizes a loss of $2 million or more for an individual Shareholder or $10 million or more for a corporate Shareholder, such Shareholder must file with the IRS a disclosure statement on Form 8886. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a regulated investment company are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all regulated investment companies. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.

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Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the applicable refund procedure, if any.

7.	PRICE RANGE OF SHARES; DIVIDENDS

The Shares are not listed and do not trade on any securities exchange. In addition, no well-established secondary market for the Shares exists today and no public trading market for the Shares has been established. Accordingly, no reliable price history is available.

The terms of the Offer provide that Shareholders tendering Shares are entitled to receive all dividends accrued on the Shares on or before the Expiration Date, but not yet paid. Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Shares.

8.	SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER

If the Company purchased 1% or 83,436.296 Shares at the NAV Per Share price of $4.67, as of July 31, 2026, the Company’s total cost, not including fees and expenses incurred in connection with the offer, would be approximately $389,647.50, plus any unpaid dividends accrued through the Expiration Date.

The Company will use the proceeds received from the sale of shares of its common stock under the Company’s distribution reinvestment plan to pay for Shares tendered. At the sole discretion of the Board, the Company may also use cash on hand, cash available from borrowings and cash from liquidation of investments as of the end of the applicable period to repurchase shares. There are no financing conditions to the Offer.

Lack of Market for Shares. The actual number of Shares outstanding subsequent to completion of the Offer will depend on the number of Shares tendered and purchased in the Offer. Any Shares not tendered pursuant to the Offer will remain issued and outstanding until repurchased or redeemed by the Company. While the Company intends to conduct quarterly tender offers, it is not required to do so and may suspend or terminate the share repurchase program at any time.

The Company intends to seek to complete a liquidity event for its stockholders within five years following the completion of the offering stage. However, the offering period may extend for an indefinite period. Additionally, there can be no assurance that a suitable transaction will be available or that market conditions for a liquidity event will be favorable during that timeframe. As such, there can be no assurance that the Company will complete a liquidity event on acceptable terms or at all.

The Shares the Company acquires pursuant to its Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Company to issue without further action by the Shareholders for purposes including, without limitation, the raising of additional capital for use in the Company’s business.

Tax Consequences of Purchase to Shareholders. The Company’s purchase of tendered Shares pursuant to its Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 6 “Certain Material U.S. Federal Income Tax Consequences” of the Offer to Purchase.

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9.	PURPOSE OF THE OFFER

Because the Company is a closed-end investment company that is not listed on a national securities exchange, Shareholders have a very limited, if any, ability to sell Shares at face value. Other than in the event of the liquidation of the Company, the Company has no legal obligation to redeem Shares at their face value. The Company has chosen to conduct the Offer to provide a liquidity opportunity to Shareholders.

Following NexPoint Advisors’ recommendation regarding the tender offer, as discussed above, the Board considered the information provided to the Board and NexPoint Advisors’ analysis and approved the Offer on June 5, 2026.

Please bear in mind that neither the Company, nor the Company’s Board, nor the Investment Adviser has made any recommendations as to whether you should tender your Shares. Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

10.	INFORMATION CONCERNING THE COMPANY

The Company is registered under the Securities Act as a closed-end management investment company that has elected to be treated as a business development company under the 1940 Act, whose principal executive offices are located at 300 Crescent Court, Suite 700, Dallas, Texas 75201, telephone: (844) 485-9167.

Available Information about the Company. The Company is subject to certain informational requirements of the 1940 Act, and in accordance therewith files annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company’s directors and executive officers, their remuneration, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (www.sec.gov).

Agreements Involving the Company. NexPoint Advisors acts as the investment adviser for the Company pursuant to an investment management agreement. NexPoint Advisors has entered into a Services Agreement with Skyview Group, Inc. (“Skyview”), pursuant to which NexPoint Advisors will receive administrative and operational support services to enable it to provide the required advisory services to the Company. NexPoint Advisors will compensate all NexPoint Advisors and Skyview personnel who provide services to the Company.

The Company also is a party to certain other service agreements. LODAS Transfer, LLC serves as the Company’s transfer agent, distribution paying agent and registrar, as well as the Company’s Tender Agent for its Shares and the Depositary for the Offer. State Street Bank and Trust Company serves as the custodian for the Company.

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11.	INTEREST OF THE DIRECTORS EXECUTIVE OFFICERS AND CERTAIN RELATED PERSONS; TRANSACTIONS AND ARRANGEMENTS

The business address of the Directors and executive officers of the Company is c/o NexPoint Advisors, L.P., 300 Crescent Court, Suite 700, Dallas, Texas 75201. As of the date of this Offer to Purchase, the Directors and officers of the Company did not beneficially own any Shares.

Based on the Company’s records and upon information provided to the Company by its Directors and executive officers, neither the Company, nor, to the best of the Company’s knowledge, any of the Directors or executive officers of the Company, have effected any transactions in the Company’s Shares during the sixty-day period prior to the date hereof, other than: (i) transactions conducted pursuant to the continuous offering of Shares, (ii) dividend reinvestment, and (iii) the previous tender offer for the repurchase of Shares.

The Investment Adviser may participate in the Offer, but, to the best of the Company’s knowledge, none of the Company’s executive officers, Directors, or affiliates (other than the Investment Adviser) currently intends to tender Shares held of record or beneficially by such person, if any, for purchase pursuant to the Company’s Offer.

To the Company’s knowledge, as of July 31, 2026, no Shareholder beneficially owns more than 25% of the Fund’s shares, except as listed below:

Name of Person	Shares	Percent Beneficially Owned
Liberty CLO Holdco Ltd[1]	2,549,002	30.6%
One Nexus Way, Camana Bay, George Town, Grand Cayman KY19005

[1]	Liberty CLO Holdco Ltd is an investment holding company organized as a limited company in the Cayman Islands with Mark Patrick and Paul Murphy serving as Directors thereof.

Except as set forth in this Offer to Purchase, to the best of the Company’s knowledge, the Company knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Company, any of the Company’s executive officers or Directors, any person controlling the Company or any executive officer, trustee or director of any corporation or other person ultimately in control of the Company and (b) any person with respect to any securities issued by the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

12.	LEGAL MATTERS; REGULATORY APPROVALS

Except as described in this Offer, the Company is not aware of any license or regulatory permit that appears to be material to the Company’s businesses that might be adversely affected by the Company’s acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company’s acquisition or ownership of Shares as contemplated by the Offer. Should any

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such approval or other action be required, the Company currently contemplates that it will seek approval or such other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. The Company’s obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 13 of this Offer to Purchase.

13.	CONDITIONS FOR THE OFFER

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Directors, and a condition to the Offer that the Company cannot accept tenders or effect repurchases, unless otherwise determined by the Company’s Board, if: (1) such transactions, if consummated, would (a) impair the Company’s eligibility for treatment as a regulated investment company under the Code (which would make the Company subject to federal income tax on all of its net income and gains in addition to the taxation of shareholders who receive distributions from the Company); or (b) result in a failure of the Company to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) there shall be instituted or pending before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the tender offer; (b) challenges the acquisition by the Company of Shares pursuant to the tender offer or the Board’s fulfillment of its fiduciary obligations in connection with the tender offer; (c) seeks to obtain any material amount of damages in connection with the tender offer; or (d) otherwise directly or indirectly materially adversely affects the tender offer or the Company; or (3) there is any (a) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (c) limitation affecting the Company or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions.

In order to facilitate the Offer, if you own Shares through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Shares on your behalf, your broker or other Nominee Holder will be required to provide the Depositary additional contact information. If your broker or other Nominee Holder is unable to provide this contact information, the Company, in its sole discretion, may waive this requirement.

The Company reserves the right, at any time during the pendency of its Offer, to terminate, extend or amend its Offer in any respect. In the event any of the foregoing conditions are modified or waived in whole or in part at any time by the Company, the Company will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend its offer period as provided in Section 2 “Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any of these conditions, and may be waived by the Company, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties.

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14.	FEES AND EXPENSES

The Company has retained LODAS Transfer, LLC as the Tender Agent. The Tender Agent may contact holders of Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Tender Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Company will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Tender Agent) for soliciting tenders of Shares pursuant to its Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Company or the Tender Agent for purposes of the Offer.

The Company will also bear any printing and mailing costs, SEC filing fees and legal fees associated with the Offer.

15.	MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law.

In accordance with Rule 13e-4 under the Exchange Act, the Company has filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 10 of this Offer to Purchase.

The Company has not authorized any person to make any recommendation on its behalf regarding whether you should tender or refrain from tendering your Shares in the Offer. The Company has not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the related Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by the Company, the Board, the officers of the Company, the Investment Adviser, the Company’s transfer agent or the Tender Agent.

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NexPoint Capital, Inc.

August 21, 2026

The Letter of Transmittal, certificates for shares (as applicable) and any other required documents should be sent or delivered by each Company Shareholder or the Shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary as follows:

NexPoint Advisors

c/o LODAS Transfer, LLC

1710 Keller Parkway #1981

Keller, TX 76248

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions, requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Tender Agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm tender of Shares, Shareholders are directed to contact the Depositary.

NexPoint Advisors

c/o LODAS Transfer, LLC

1710 Keller Parkway #1981

Keller, TX 76248

Should you have any questions about the Offer, please contact LODAS Transfer, LLC at 1-833-586-1960, Monday through Friday, 9 a.m. to 6 p.m., New York City time.

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